Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
October 27, 2020	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES EARNINGS FOR THE QUARTER AND NINE MONTHS ENDED

SEPTEMBER 30, 2020

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp” or “NWIN”), the holding company for Peoples Bank (the “Bank”), reported record net income of $13.2 million, or $3.80 per share, for the nine months ended September 30, 2020. Net income for the nine months ended September 30, 2020, increased by $3.3 million (34.0%), from the nine months ended September 30, 2019, primarily due to higher net interest income and noninterest income. For the first nine months of 2020, the return on average assets (ROA) was 1.25% and the return on average equity (ROE) was 12.43%.

For the quarter ended September 30, 2020, the Bancorp’s net income totaled $4.9 million, or $1.42 per share. Net income for the quarter ended September 30, 2020, increased by $1.3 million (37.0%), from the quarter ended September 30, 2019, primarily due to higher net interest income and noninterest income. For the quarter ended September 30, 2020, the ROA was 1.33% and the ROE was 13.42%.

During the nine months ended September 30, 2020, total assets increased by $152.3 million (11.5%), with interest-earning assets increasing by $158.0 million (12.9%). On September 30, 2020, interest-earning assets totaled $1.4 billion compared to $1.2 billion at December 31, 2019. Earning assets represented 93.2% of total assets at September 30, 2020, and 92.0% of total assets at December 31, 2019. The increase in total assets and interest earning assets for the nine months ended September 30, 2020, was primarily the result of involvement in the U.S. Small Business Administration’s Paycheck Protection Program (PPP), and increased cash balances related to strong core deposit growth.

“Peoples Bank again showed strong performance in the third quarter of 2020. While COVID-19 continues to stress the economy nationally, our local markets have remained strong, and we have been able to pivot toward where our customers want to be right now. Our capital position and flexibility with technology allows us to continue to serve our customers while they focus on the recovery. As a business, we have designed our income streams to be resilient in the face of any challenge. Our noninterest income continues to be strong, and we have been able to capture much of the increased mortgage loan demand in the local market. Our efforts with the PPP have likewise borne fruit, with roughly 20% of our PPP relationships as new customers to the Bank. Those loans are now starting the forgiveness process, we will start to recognize even more fee income as these loans are forgiven. Roughly half of our PPP loans fall within the SBA’s accelerated forgiveness guidelines. We are prepared for the future, and we are optimistic for our prospects while we all continue to cope with effects of COVID-19. I remain incredibly proud of our team for their ability to respond and adapt to the situation, while continuing to support our mission of helping our customers and communities be more successful,” said Benjamin Bochnowski, president & chief executive officer.

“The Bancorp’s strong earnings for the first nine months of 2020 is a result of continued growth in our net interest income and noninterest income. Net interest income was positively impacted by higher commercial loan and securities balances, and a lower cost of funds as core deposits grew by 20.4%. In the current low interest rate environment, management has maintained a disciplined loan pricing policy, while actively lowering its cost of funds by using core deposits to reduce its reliance on higher cost certificates of deposit and borrowings. Noninterest income has increased by 65.3% for the current nine-month period. The increase was driven by a 213.6% increase in the value of mortgages originated, which were sold into the secondary market for a net gain of $6.0 million. The Bancorp’s strong financial performance resulted in an efficiency ratio of 62.6% for the nine month period,” said Robert Lowry, chief financial officer.

“As we continue to operate in the COVID-19 environment, the Bancorp’s management team continues to focus on effectively managing credit and operational risks related to the pandemic. COVID-19 related loan modifications and deferrals decreased to approximately 1.3% of our loan portfolio as of September 30, 2020. As the allowance for loan losses qualitative risk factors have increased, management increased its 2020 loan loss provisions by 41.5%, compared to the same period during 2019. The Bancorp’s strong earnings continue to create capital to support its strategic initiatives. In addition, all regulatory capital measures are considered well capitalized. At September 30, 2020, the Bancorp’s Tier 1 capital to adjusted assets was 8.3%,” said Lowry.

Net Interest Income

Net interest income was $11.7 million for the quarter ended September 30, 2020, an increase of $893 thousand (8.3%), compared to $10.8 million for the quarter ended September 30, 2019. The Bancorp’s net interest margin on a tax-adjusted basis was 3.53% for the quarter ended September 30, 2020, compared to 3.63% for the quarter ended September 30, 2019. Net interest income was $33.8 million for the nine months ended September 30, 2020, an increase of $1.2 million (3.6%), compared to $32.6 million for the nine months ended September 30, 2019. The Bancorp’s net interest margin on a tax-adjusted basis was 3.58% for the nine months ended September 30, 2020, compared to 3.80% for the nine months ended September 30, 2019. The increased net interest income for the quarter and the nine months was primarily the result of the growth of interest-earning assets and lower interest expense attributable to the Bancorp’s ability to manage through the current historically low interest rate cycle. The decrease in the net interest margin is a result of lower reinvestment rates on the Bancorp’s loan and securities portfolios. Management has adjusted deposit pricing to align with the current interest rate cycle and remains prepared to adjust rates paid on interest bearing deposits.

Noninterest Income

Noninterest income from banking activities totaled $4.9 million for the quarter ended September 30, 2020, compared to $2.9 million for the quarter ended September 30, 2019, an increase of $2.0 million or 67.6%. Noninterest income from banking activities totaled $13.4 million for the nine months ended September 30, 2020, compared to $8.1 million for the nine months ended September 30, 2019, an increase of $5.3 million or 65.3%. The increase in gain on sale of loans for the current quarter and nine-month period is the result of the current economic and rate environment, and our ability to close loans in a timely fashion during record demand. We anticipate the demand for mortgage loans will return to more normal levels as the current low rate environment persists or rates return to higher levels. The increase in fees and service charges for the current quarter and nine-month period is primarily the result of increased lending fees earned as part of opportunities resulting from the current economic and rate environment. The increase in wealth management income for the current quarter and nine month period is the result of the Bancorp’s continued focus on expanding its wealth management line of business. The increase in gains on the sale of securities for the current quarter and nine-month period is a result of current market conditions and actively managing the portfolio. In the prior year, a death benefit from bank owned life insurance was recorded; no events of this nature have occurred in the first nine months of 2020. The decrease in other noninterest income for the nine-month period is the result of a one-time fixed asset sale for a gain in the prior year.

Noninterest Expense

Noninterest expense totaled $9.8 million for the quarter ended September 30, 2020, compared to $9.3 million for the quarter ended September 30, 2019, an increase of $512 thousand or 5.5%. Noninterest expense totaled $29.5 million for the nine months ended September 30, 2020, compared to $28.0 million for the nine months ended September 30, 2019, an increase of $1.6 million or 5.6%. The increase in compensation and benefits for the current quarter and nine-month period is primarily the result of management’s continued focus on talent management and retention. The increase in occupancy and equipment for the nine-month period is primarily related to facilities improvement efforts aimed at enhancing technology and to accommodate recent growth. The decrease in data processing expense for the nine months ended September 30, 2020, is primarily the result of prior year data conversion expenses incurred in the first quarter of 2019 related to the acquisition of AJS Bancorp Inc. The increase in federal deposit insurance premiums for the quarter and nine months ended September 30, 2020, is a result of one-time credits received in prior year. The decrease in marketing for the nine months ended September 30, 2020, is a result of the timing of the Bancorp’s marketing initiatives. The increase in other operating expenses for the current quarter and nine-month period is primarily the result of investments in strategic initiatives.

The Bancorp’s efficiency ratio was 59.12% for the quarter ended September 30, 2020, compared to 67.70% for the quarter ended September 30, 2019. The Bancorp’s efficiency ratio was 62.57% for the nine months ended September 30, 2020, compared to 68.70% for the nine months ended September 30, 2019. The decrease in the efficiency ratio is the result of higher noninterest and net interest income. The efficiency ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

Lending

The Bancorp’s loan portfolio totaled $975.9 million at September 30, 2020, compared to $906.9 million at December 31, 2019, an increase of $69.1 million or 7.6%. The increase is primarily the result of the Bank’s involvement in the PPP. During the nine months ended September 30, 2020, the Bancorp originated $269.5 million in new commercial loans, of which $91.5 million relates to the PPP, compared to $167.0 million during the nine months ended September 30, 2019. During the nine months ended September 30, 2020, the Bancorp originated $171.2 million in new fixed rate mortgage loans for sale, compared to $54.6 million during the nine months ended September 30, 2019. The increase in new fixed rate mortgage loans originated is related to the refinance and purchase activity that has been occurring during 2020. The loan portfolio is 70.7% of earning assets and is comprised of 62.3% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $324.2 million at September 30, 2020, compared to $277.2 million at December 31, 2019, an increase of $47.0 million or 16.9%. The increase is attributable to increased investment in the security portfolio and additional increased unrealized gains. The securities portfolio represents 23.5% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $84.4 million at September 30, 2020, compared to $47.3 million at December 31, 2019, an increase of $37.2 million or 78.7%. The increase in cash and cash equivalents is the result of the Bank’s participation in the PPP and customers’ current preferences toward security and liquidity of assets.

Funding

At September 30, 2020, core deposits totaled $995.2 million, compared to $826.7 million at December 31, 2019, an increase of $168.6 million or 20.4%. The increase is the result of the Bancorp’s efforts to maintain and grow core deposits and customer preferences for the security and liquidity of the Bancorp’s deposit product offerings. Core deposits include checking, savings, and money market accounts and represented 77.8% of the Bancorp’s total deposits at September 30, 2020. During the nine months ended September 30, 2020, balances for noninterest bearing checking, interest bearing checking, savings, and money market accounts increased. The increase in these core deposits is a result of management’s sales efforts along with customer deposit account retention and preferences for the security the deposit products offer. At September 30, 2020, balances for certificates of deposit totaled $285.4 million, compared to $327.7 million at December 31, 2019, a decrease of $42.3 million or 12.9%. In addition, at September 30, 2020, borrowings and repurchase agreements totaled $31.1 million, compared to $25.5 million at December 31, 2019, an increase of $5.6 million or 22.1%. The increase in short-term borrowings was a result of cyclical inflows of repurchase agreement balances.

Asset Quality

At September 30, 2020, non-performing loans totaled $15.1 million, compared to $7.4 million at December 31, 2019, an increase of $7.7 million or 104.3%. The Bancorp’s ratio of non-performing loans to total loans was 1.54% at September 30, 2020, compared to 0.81% at December 31, 2019. The increase in the non-performing loans to total loans is primarily the result of a single commercial real estate relationship with a carrying balance of $5.3 million that became nonperforming during the third quarter of 2020. The Bancorp’s ratio of non-performing assets to total assets was 1.11% at September 30, 2020, compared to 0.72% at December 31, 2019.

For the nine months ended September 30, 2020, $1.9 million in provisions to the allowance for loan losses were required, compared to $1.3 million for the nine months ended September 9, an increase of $549 thousand or 41.5%. For the nine months ended September 30, 2020, charge-offs, net of recoveries, totaled $156 thousand. At September 30, 2020, the allowance for loan losses is considered adequate by management and totaled $10.7 million. The allowance for loan losses as a percentage of total loans was 1.10% at September 30, 2020, compared to 0.99% at December 31, 2019. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 71.14% at September 30, 2020, compared to 122.05% at December 31, 2019. The decrease in the coverage ratio is primarily the result of a single commercial real estate relationship with a carrying balance of $5.3 million that became nonperforming during the third quarter of 2020. Through management’s review of the loan relationship, a specific reserve within the allowance for loan losses was allocated as of September 30, 2020.

Management also considers reserves on loans from acquisition activity that are not part of the allowance for loan losses. The Bancorp acquired loans for which there was evidence of credit quality deterioration since origination and it was determined that it was probable that the Bancorp would be unable to collect all contractually required principal and interest payments. At September 30, 2020, total purchased credit impaired loan reserves totaled $2.1 million compared to $2.2 million at December 31, 2019. Additionally, the Bancorp has acquired loans without evidence of credit quality deterioration since origination and has marked these loans to their fair values. As part of the fair value of loans receivable, there was a net fair value discount for loans acquired of $2.5 million at September 30, 2020, compared to $3.8 million at December 31, 2019. When these additional reserves are included on a pro forma basis, the allowance for loan losses as a percentage of total loans was 1.57% at September 30, 2020, and the allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 101.60% at September 30, 2020. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

The Bancorp established a goodwill balance totaling $11.1 million with the acquisitions of AJSB, First Personal, First Federal, and Liberty Savings. Goodwill of $2.9 million, $5.4 million, $2.0 million, and $804 thousand were established with the acquisitions of AJSB, First Personal, First Federal, and Liberty Savings, respectively. Goodwill is tested annually for impairment, or when circumstances or events are deemed significant enough to test for impairment. As a result of the COVID-19 outbreak, and its broad effects on the economy, the Bancorp deemed it necessary to perform an interim impairment test of goodwill as of June 30, 2020. As part of the impairment test, the Bancorp enlisted a third party expert to perform a quantitative goodwill valuation analysis. The analysis showed the implied fair value of goodwill was higher than its carrying value and no impairment was necessary. During the third quarter, the Bancorp performed an internal analysis, noting no impairment was necessary. The Bancorp will perform their annual impairment test as of December 31, 2020, and depending on current market conditions, the Bancorp will consider the use of a third party expert to perform another quantitative goodwill valuation analysis.

Capital Adequacy

At September 30, 2020, shareholders’ equity stood at $148.9 million, and tangible capital represented 9.0% of total assets. The Bancorp’s regulatory capital ratios at September 30, 2020, were 13.9% for total capital to risk-weighted assets, 12.8% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 8.3% for tier 1 capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $43.01 per share at September 30, 2020.

Impacts of COVID-19

The COVID-19 pandemic began to affect the Bancorp’s operations during March 2020, and as of the date of this release, continues to influence operating decisions. In response to the pandemic, the Bancorp’s management implemented the following policy actions:

●

Participating in the U.S. Small Business Administration’s Paycheck Protection Program, a program initiated to help small businesses maintain their workforces during the pandemic. As of September 30, 2020, the Bancorp approved 782 applications totaling $91.5 million, with an average loan size of approximately $117,000. These loans will help local business owners retain 10,758 employees based on the borrower’s applications. The Bancorp’s SBA lender fee is averaging approximately 3.80% for this program, and fees will be earned over the life of the associated loan.

●

Prudently helping borrowers who are or may be unable to meet their contractual payment obligations because of the effects of COVID-19. Consistent with regulatory guidance, the Bancorp will consider deferring or modifying a loan customer’s repayment obligation if the customer’s cash flow has been negatively impacted by the pandemic. The Bancorp’s management anticipates that additional borrower deferral and modification requests will continue during the remainder of 2020 Loans modified to interest only payment or full payment deferral as part of the effects of COVID-19 as of September 30, 2020, are as follows:

(Dollars in thousands)	Unaudited
As of September 30, 2020	Mortgage loans		Commercial Loans
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Interest only	38	$4,399	5	$2,021
Full payment deferral	3	260	3	6,330
Total $	41	$4,659	8	$8,351

●

As the Bancorp continues to monitor the borrowers that are in and outside of deferral status, some loan relationships may be deemed non-performing. As of September 30, 2020, a single large commercial real estate loan relationship, which operates a hotel, with a carrying balance of $5.3 million, came out of deferral and was deemed non-performing because of the COVID-19 pandemic stresses. Through management’s review of the loan relationship, a specific reserve within the allowance for loan losses was allocated as of September 30, 2020. No other COVID-19 impacted loans that have come out of deferral have been deemed non-performing at this time. As of September 30, 2020, a total of 169 loans have come out of COVID-19 related deferral status and continue to be performing with carrying balances of $68.8 million.

●

Commercial real estate loans are one of the Bancorp’s primary loan concentrations. Key loan data for commercial real estate loans secured by restaurants, hotels, and retail non-owner occupied properties indicate a strong weighted average loan-to-value and debt service coverage. As of September 30, 2020, commercial real estate loans secured by restaurants totaled $22.1 million and represented 8% of the commercial real estate portfolio, and had a weighted average debt coverage ratio of 1.57 and loan to value of 49%. The restaurant portfolio is comprised of 46% quick service and fast casual loan balances. As of September 30, 2020, commercial real estate loans secured by hotels totaled $23.8 million and represented 8% of the commercial real estate portfolio, and had a weighted average debt coverage ratio of 1.40 and loan to value of 70%. The hotel portfolio is comprised of 89% flagged hotel loan balances. As of September 30, 2020, commercial real estate loans secured by retail non-owner occupied properties totaled $59.5 million and represented 21% of the commercial real estate portfolio and had a weighted average debt coverage of 1.55 and loan to value of 54%.

●	Maintaining a strong liquidity position to support funding demand. The Bancorp has sufficient on balance sheet liquidity and contingent liquidity sources to meet funding demand.

●	Implementing remote working policies for the Bancorp’s workforce. 142 employees or 50% of the workforce have been provided remote work capabilities to support social distancing measures.

●

Keeping the Bancorp’s 22 banking centers open during the pandemic. To ensure banking processes run efficiently, drive-ups are open and fully functional, and a wide range of digital banking options are available. All banking centers lobbies are also available to serve customers, however we are requesting that they make appointments via the Bank’s website to help us adhere to social distancing guidelines.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 22 locations in Lake and Porter Counties in Northwest Indiana and South Chicagoland. NorthWest Indiana Bancorp’s common stock is quoted on the OTC Pink Marketplace and the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of NWIN. For these statements, NWIN claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about NWIN, including the information in the filings NWIN makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: the significant risks and uncertainties for our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by the COVID-19 pandemic, which will depend on several factors, including the scope and duration of the pandemic, its influence on financial markets, the effectiveness of our remote work arrangements and staffing levels in branches and other operational facilities, and actions taken by governmental authorities and other third parties in response to the pandemic; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates, market liquidity, and capital markets, as well as the magnitude of such changes, which may reduce net interest margins; inflation; customer acceptance of NWIN’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends. Further, statements about the effects of the COVID-19 pandemic on our business, operations, financial performance, and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable, and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties, and us.

Disclosure Regarding Non-GAAP Measures

This report refers to certain financial measures that are identified as non-GAAP. The Bancorp believes that the non-GAAP measures are helpful to investors to compare normalized, integral operations of the Bancorp removed from one-time events such as purchase accounting impacts and costs of acquisition. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP earnings measures identified herein and their most comparable GAAP measures.

NorthWest Indiana Bancorp
Quarterly Financial Report
Key Ratios	(Unaudited)		(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Return on equity	13.42%	11.05%	12.43%	10.54%
Return on assets	1.33%	1.08%	1.25%	1.03%
Basic earnings per share	$1.42	$1.04	$3.80	$2.88
Diluted earnings per share	$1.42	$1.04	$3.80	$2.88
Yield on loans	4.62%	5.06%	4.69%	5.13
Yield on security investments	1.91%	2.49%	2.13%	2.69
Total yield on earning assets	3.75%	4.40%	3.96%	4.49%
Cost of deposits	0.33%	0.82%	0.49%	0.74%
Cost of repurchase agreements	0.37%	1.87%	0.69%	1.89%
Cost of borrowed funds	2.77%	2.54%	2.69%	2.69%
Total cost of funds	0.35%	0.86%	0.52%	0.78%
Net interest margin - tax equivalent	3.53%	3.63%	3.58%	3.80%
Noninterest income / average assets	1.32%	0.88%	1.27%	0.85%
Noninterest expense / average assets	2.65%	2.81%	2.80%	2.93%
Net noninterest margin / average assets	-1.34%	-1.93%	-1.53%	-2.08%
Efficiency ratio	59.12%	67.70%	62.57%	68.70%
Effective tax rate	17.08%	8.93%	16.75%	14.02%
Dividend declared per common share	$0.31	$0.31	$0.93	$0.92

	(Unaudited)
	September 30,	December 31,
	2020	2019
Net worth / total assets	10.06%	10.09%
Book value per share	$43.01	$38.85
Non-performing assets to total assets	1.11%	0.72%
Non-performing loans to total loans	1.54%	0.81%
Allowance for loan losses to non-performing loans	71.14%	122.05%
Allowance for loan losses to loans outstanding	1.10%	0.99%
Foreclosed real estate to total assets	0.03%	0.08%

Consolidated Statements of Income	(Unaudited)		(Unaudited)
(Dollars in thousands)	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Interest income:
Loans	$11,263	$11,335	$33,589	$33,363
Securities & short-term investments	1,573	1,985	5,021	5,848
Total interest income	12,836	13,320	38,610	39,211
Interest expense:
Deposits	1,050	2,353	4,494	6,036
Borrowings	98	172	342	581
Total interest expense	1,148	2,525	4,836	6,617
Net interest income	11,688	10,795	33,774	32,594
Provision for loan losses	849	494	1,871	1,322
Net interest income after provision for loan losses	10,839	10,301	31,903	31,272
Noninterest income:
Gain on sale of loans held-for-sale, net	2,420	681	6,037	1,323
Fees and service charges	1,473	1,203	3,673	3,608
Wealth management operations	537	447	1,605	1,426
Gain on sale of securities, net	197	102	1,374	754
Increase in cash value of bank owned life insurance	177	177	534	519
Gain on sale of foreclosed real estate, net	24	43	127	83
Benefit from bank owned life insurance	-	205	-	205
Other	27	39	97	217
Total noninterest income	4,855	2,897	13,447	8,135
Noninterest expense:
Compensation and benefits	5,263	4,932	15,851	14,333
Occupancy and equipment	1,150	1,231	3,854	3,522
Data processing	583	627	1,671	2,407
Federal deposit insurance premiums	216	18	571	286
Marketing	176	170	564	783
Other	2,393	2,291	7,033	6,651
Total noninterest expense	9,781	9,269	29,544	27,982
Income before income taxes	5,913	3,929	15,806	11,425
Income tax expenses	1,010	351	2,648	1,602
Net income	$4,903	$3,578	$13,158	$9,823

NorthWest Indiana Bancorp
Quarterly Financial Report
Balance Sheet Data
(Dollars in thousands)	(Unaudited)
	September 30,	December 31,	Change	Mix
	2020	2019	%	%
Total assets	$1,481,022	$1,328,722	11.5%	N/A
Cash & cash equivalents	84,447	47,258	78.7%	N/A
Certificates of deposit in other financial institutions	1,901	2,170	-12.4%	N/A
Securities - available for sale	324,181	277,219	16.9%	N/A

Loans receivable:
Commercial real estate	$285,701	$283,108	0.9%	29.3%
Residential real estate	284,293	299,333	-5.0%	29.1%
Commercial business	182,182	103,088	76.7%	18.7%
Construction and land development	89,176	87,710	1.7%	9.1%
Multifamily	50,701	51,286	-1.1%	5.2%
Home equity	42,183	49,181	-14.2%	4.3%
Manufactured Homes	27,814	16,505	68.5%	2.8%
Government	13,205	15,804	-16.4%	1.5%
Consumer	467	627	-25.5%	0.0%
Farmland	218	227	-4.0%	0.0%
Total loans	$975,940	$906,869	7.6%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$258,170	$172,094	50.0%	20.2%
Interest bearing checking	258,734	220,230	17.5%	20.2%
Savings	240,215	209,945	14.4%	18.8%
Money market	238,098	224,398	6.1%	18.6%
Total core deposits	995,217	826,667	20.4%	77.8%
Certificates of deposit	285,439	327,703	-12.9%	22.2%
Total deposits	$1,280,656	$1,154,370	10.9%	100.0%

Borrowings and repurchase agreements	$31,145	$25,499	22.1%
Stockholder's equity	148,941	134,103	11.1%

Asset Quality	(Unaudited)
(Dollars in thousands)	September 30,	December 31,	Change
	2020	2019	%
Nonaccruing loans	$14,481	$6,507	122.5%
Accruing loans delinquent more than 90 days	579	866	-33.1%
Securities in non-accrual	879	1,076	-18.3%
Foreclosed real estate	501	1,083	-53.7%
Total nonperforming assets	$16,440	$9,532	72.5%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$1,330	$165	706.1%
ALL general allowances for loan portfolio	9,384	8,834	6.2%
Total ALL	$10,714	$8,999	19.1%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$441	$163	170.6%
Nonaccruing troubled debt restructurings, compliant (2)	113	161	-29.8%
Accruing troubled debt restructurings	1,536	1,776	-13.5%
Total troubled debt restructurings	$2,090	$2,100	-0.5%
(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above
	(Unaudited) At September 30, 2020 Actual Ratio	Required To Be Well Capitalized

Capital Adequacy Bancorp
Common equity tier 1 capital to risk-weighted assets	12.8%	N/A
Tier 1 capital to risk-weighted assets	12.8%	N/A
Total capital to risk-weighted assets	13.9%	N/A
Tier 1 capital to adjusted average assets	8.3%	N/A

Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	12.6%	6.5%
Tier 1 capital to risk-weighted assets	12.6%	8.0%
Total capital to risk-weighted assets	13.7%	10.0%
Tier 1 capital to adjusted average assets	8.2%	5.0%

Quarter-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
(unaudited)	September 30, 2020			September 30, 2019
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$72,920	$22	0.12	$45,686	$262	2.29
Federal funds sold	719	7	3.89	5,141	46	3.58
Certificates of deposit in other financial institutions	1,877	10	2.13	2,076	18	3.47
Securities available-for-sale	315,090	1,506	1.91	258,851	1,612	2.49
Loans receivable	975,794	11,263	4.62	896,096	11,335	5.06
Federal Home Loan Bank stock	3,918	28	2.86	3,912	47	4.81
Total interest earning assets	1,370,318	$12,836	3.75	1,211,762	$13,320	4.40
Cash and non-interest bearing deposits in other financial institutions	15,814			23,183
Allowance for loan losses	(9,917)			(8,887)
Other noninterest bearing assets	98,879			93,937
Total assets	$1,475,094			$1,319,995

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,282,698	$1,050	0.33	$1,146,053	$2,353	0.82
Repurchase agreements	16,246	15	0.37	13,696	64	1.87
Borrowed funds	12,000	83	2.77	17,000	108	2.54
Total interest bearing liabilities	1,310,944	$1,148	0.35	1,176,749	$2,525	0.86
Other noninterest bearing liabilities	18,034			13,781
Total liabilities	1,328,978			1,190,530
Total stockholders' equity	146,116			129,465
Total liabilities and stockholders' equity	$1,475,094			$1,319,995

Return on average assets	1.33%			1.08%
Return on average equity	13.42%			11.05%
Net interest margin (average earning assets)	3.41%			3.56%
Net interest margin (average earning assets) - tax equivalent	3.53%			3.63%

Year-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
(unaudited)	September 30, 2020			September 30, 2019
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$42,025	$91	0.29	$33,191	$438	1.76
Federal funds sold	2,716	92	4.52	4,811	123	3.41
Certificates of deposit in other financial institutions	1,859	35	2.51	2,149	50	3.10
Securities available-for-sale	295,073	4,708	2.13	253,004	5,101	2.69
Loans receivable	954,985	33,589	4.69	867,941	33,363	5.13
Federal Home Loan Bank stock	3,916	95	3.23	3,894	136	4.66
Total interest earning assets	1,300,574	$38,610	3.96	1,164,990	$39,211	4.49
Cash and non-interest bearing deposits in other financial institutions	17,530			23,496
Allowance for loan losses	(9,508)			(8,449)
Other noninterest bearing assets	98,611			92,595
Total assets	$1,407,207			$1,272,632

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,222,497	$4,494	0.49	$1,094,631	$6,036	0.74
Repurchase agreements	13,959	72	0.69	12,636	179	1.89
Borrowed funds	13,386	270	2.69	19,935	402	2.69
Total interest bearing liabilities	1,249,842	$4,836	0.52	1,127,202	$6,617	0.78
Other noninterest bearing liabilities	16,270			21,179
Total liabilities	1,266,112			1,148,381
Total stockholders' equity	141,095			124,251
Total liabilities and stockholders' equity	$1,407,207			$1,272,632

Return on average assets	1.25%			1.03%
Return on average equity	12.43%			10.54%
Net interest margin (average earning assets)	3.46%			3.73%
Net interest margin (average earning assets) - tax equivalent	3.58%			3.80%

Table 1 - Reconciliation of the Non-GAAP Performance Ratios

($ in thousands)	(Unaudited)
For the nine months ended September 30, 2020	GAAP	Additional reserves not part of the ALL	Non-GAAP
Allowance for loan losses (ALL)	$10,714	$4,587	$15,301
Total loans	$975,940		$975,940
ALL to total loans	1.10%		1.57%

($ in thousands)	(Unaudited)
For the nine months ended September 30, 2020	GAAP	Additional reserves not part of the ALL	Non-GAAP
Allowance for loan losses (ALL)	$10,714	$4,587	$15,301
Non-performing loans	$15,060		$15,060
ALL to nonperforming loans (coverage ratio)	71.14%		101.60%

($ in thousands)	(Unaudited)
For the nine months ended September 30, 2020	GAAP	Additional reserves not part of the ALL	Non-GAAP
Allowance for loan losses (ALL)	$10,714		$10,714
Total loans	$975,940	$91,453	$884,487
ALL to total loans	1.10%		1.21%